Patrick A. Looby
                                 Attorney At Law
                       4500 Main Street * P.O. Box 418210
                        Kansas City, Missouri 64141-9210

                            Telephone (816) 340-4349
                            Telecopier (816) 340-4964

April 21, 1997

American Century Municipal Trust
4500 Main Street
Kansas City, Missouri  64111

RE: Opinion Regarding the Legality of Shares of American Century Municipal Trust (the "Trust")
          (Registration Nos. 2-91229/811-4025)

Dear Ladies and Gentlemen:

         I am counsel to American Century Municipal Trust, and as such, I am generally familiar with its affairs. Based upon that familiarity, and upon examination of such documents as I deemed relevant, it is my opinion that the issuance and sale of shares by the Trust in connection with the transactions contemplated by the Registration Statement on Form N-14, of which this opinion is an exhibit, has been duly and validly authorized by all appropriate action and, upon the delivery thereof and payment therefor in accordance and in connection with the reorganization, the shares will be legally issued, fully paid and non assessable by the Trust.

         For the record, it should be noted that I am an employee of American Century Services Corporation, an affiliated corporation of Benham Management Corporation, the investment advisor of American Century Municipal Trust.

         I hereby consent to the inclusion of this opinion with the filing of the Registration Statement on Form N-14.


                                                     Sincerely,

                                                     /s/ Patrick A. Looby
                                                     Patrick A. Looby
                                                     Vice President and
                                                     Associate General Counsel